UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BLACKROCK TCP CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE MEETING DATE IS FAST APPROACHING

PLEASE VOTE YOUR PROXY TODAY!

Dear Valued Stockholder:

According to our latest records, we have not received your voting instructions for the Annual Meeting of Stockholders of BlackRock TCP Capital Corp. (“TCPC”) to be held on May 24, 2023, at 9:00 a.m., Pacific Time. Copies of the proxy materials can be found online at http://investors.tcpcapital.com/financial-information/annual-reports. Because TCPC is a widely-held company, your vote is extremely important no matter how many shares you hold.

Please vote your shares today so the Company may avoid additional solicitation expenses and potential delays.

For the reasons set forth in the Proxy Statement dated April 6, 2023, the Board of Directors recommends that you vote “FOR” both Proposals. As a reminder, Proposal 2 is the same proposal that has been approved by shareholders every year since TCPC went public. Leading independent proxy advisory firms, ISS & Glass Lewis, have both recommended voting “FOR” Proposal 2.

Please vote your shares via the internet or by telephone as soon as possible or alternatively, please sign, date, and return the enclosed voting instruction form (see the instructions below).

If you have any questions about the proposals to be voted on, please call our solicitor, D.F. King & Co., Inc., at (877) 297-1738. On behalf of your Board of Directors, thank you for your trust and continued support.

Sincerely yours,

/s/ Rajneesh Vig

Rajneesh Vig
Chair of the Board of Directors and
Chief Executive Officer

FOUR EASY WAYS TO VOTE!

THE MEETING DATE IS FAST APPROACHING

PLEASE VOTE YOUR PROXY TODAY!

Dear Valued Stockholder:

According to our latest records, we have not received your voting instructions for the Annual Meeting of Stockholders of BlackRock TCP Capital Corp. (“TCPC”) to be held on May 24, 2023, at 9:00 a.m., Pacific Time. Copies of the proxy materials can be found online at http://investors.tcpcapital.com/financial-information/annual-reports. Because TCPC is a widely-held company, your vote is extremely important no matter how many shares you hold.

Please vote your shares today so the Company may avoid additional solicitation expenses and potential delays.

For the reasons set forth in the Proxy Statement dated April 6, 2023, the Board of Directors recommends that you vote “FOR” both Proposals. As a reminder, Proposal 2 is the same proposal that has been approved by shareholders every year since TCPC went public. Leading independent proxy advisory firms, ISS & Glass Lewis, have both recommended voting “FOR” Proposal 2.

Please vote your shares via the internet or by telephone as soon as possible or alternatively, please sign, date, and return the enclosed voting instruction form (see the instructions below).

If you have any questions about the proposals to be voted on, please call our solicitor, D.F. King & Co., Inc., at (877) 297-1738. On behalf of your Board of Directors, thank you for your trust and continued support.

Sincerely yours,

/s/ Rajneesh Vig

Rajneesh Vig
Chair of the Board of Directors and
Chief Executive Officer

THREE EASY WAYS TO VOTE!